Exhibit 10.1
UNIFI, INC. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN
AMENDMENT 2008-1
     WHEREAS, Unifi, Inc. established the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “Plan”), an unfunded supplemental retirement plan for a select group of management employees for the purpose of providing supplemental retirement benefits;
     WHEREAS, the Plan was effective as of July 26, 2006;
     WHEREAS, Unifi, Inc. has intended that the Plan comply, and has administered the Plan to comply, with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, Unifi, Inc. now desires to amend the Plan to make a ministerial amendment so as to continue the Plan’s compliance with section 409A of the Code.
     NOW, THEREFORE, Unifi, Inc. does hereby amend the Plan, effective as of January 1, 2009, as follows:
     1. Article I is amended to include the following definition:
     “Separation from Service” means a Participant’s death, retirement, or other termination of employment with the Participating Employers and all Subsidiaries, as determined in accordance with the requirements of Section 1.409A-1(h) of the Treasury Regulations, applying the default terms thereof.
     2. Sections 4.3, 4.4, and 4.5(a) are amended in their entirety to specify the dates on which distributions will commence, as follows:
     Section 4.3 Benefits Upon Separation from Service. In the event a Participant has a Separation from Service with the Participating Employers for any reason other than death or Disability, such Participant shall be entitled to receive the Participant’s Account in a single lump sum payable ten (10) days after the date that is six months after the Participant’s Separation from Service. A Participant’s Account shall continue to be adjusted as provided in Section 4.2(b) for the period from the Participant’s termination date until the payment date, but no additional SERP Credits shall be made to a Participant’s Account after the Participant’s termination from employment with the Participating Employers.
     Section 4.4 Benefits Upon Disability. In the event a Participant has a Separation from Service with the Participating Employers due to Disability, such Participant shall be entitled to receive the Participant’s Account in a single lump sum payable ten (10) days after the date that is six months after the Participant’s Separation from Service due to Disability. A Participant’s Account shall continue to be adjusted as provided in Section 4.2(b) for the period from the Participant’s termination date until the payment date, but no additional SERP Credits shall be made to a Participant’s Account after the Participant’s termination from employment with the Participating Employers.
     Section 4.5 Benefits Upon Death of Participant.
     (a) Death Benefit. In the event a Participant has a Separation from Service due to death prior to receiving payment of the Participant’s Account, such Participant’s Beneficiary shall be entitled to receive the Participant’s Account in a single lump sum payable thirty (30) days after the Committee is notified of and verifies the Participant’s death.
     IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Amendment 2008-1 on behalf of the Participating Employers this 31st day of December, 2008.

UNIFI, INC.

By:	/s/ Ronald L. Smith

Name:	RONALD L. SMITH
Title:	CHIEF FINANCIAL OFFICER

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